                                                                     EXHIBIT 5.2
                      [on Sullivan & Cromwell Letterhead]

                                                                   June 14, 2002

Koninklijke Philips Electronics N.V.,
   Breitner Center,
      Amstelplein 2, 1096 BC Amsterdam,
         The Netherlands.



Dear Sirs:

      In connection with the registration under the Securities Act of 1933 (the "Act") of U.S.$2,500,000,000 principal amount of debt securities (the "Securities") of Koninklijke Philips Electronics N.V., a company organized under the laws of the Netherlands (the "Company"), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

      Upon the basis of such examination, we advise you that, in our opinion, when (i) the Registration Statement has become effective under the Act, (ii) the Second Supplemental Indenture (the "Second Supplemental Indenture") to the Indenture relating to the Securities, dated August 1, 1993, between the Company and Citibank N.A., as successor

Koninklijke Philips Electronics N.V.                                         -2-

trustee (the "Initial Indenture"), as supplemented by the First Supplemental Indenture, dated May 6, 1994, between the Company and Citibank N.A., as successor trustee (the "First Supplemental Indenture") and, together with the Second Supplemental Indenture and the Initial Indenture, the "Indenture"), has been duly authorized, executed and delivered, (iii) the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (iv) the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

Koninklijke Philips Electronics N.V.                                         -3-

      We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend on various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of the entry of the judgment.

      The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We note that, as to all matters of Netherlands law, you are being provided with the

Koninklijke Philips Electronics N.V.                                         -4-

opinion, dated today's date, of Mr. Albert F. Verdam, Netherlands legal advisor to the Company.

      We have, with your approval, relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We have assumed that (i) the Initial Indenture and the First Supplemental Indenture have been, and the Second Supplemental Indenture will be, duly authorized, executed and delivered by the Trustee thereunder, (ii) the Initial Indenture and the First Supplemental Indenture have been, and the Second Supplemental Indenture will be, duly authorized, executed and delivered under Netherlands law and (iii) the Securities will constitute valid and legally binding obligations of the Company under Netherlands law, assumptions which we have not independently verified.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Securities" in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                                Very truly yours,



                                                /s/ Sullivan & Cromwell